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EXHIBIT 11.0
CSP, INC. AND SUBSIDIARIES
STATEMENT RE: COMPUTATION OF PER SHARE EARNINGS
For the three and six month periods ended February 28,1997
 and March 1,1996
(Dollars in thousands except for per share data)
(Unaudited)

                            /-For the three months--/ /-For the six months-
/
                              February      March      Februar     March
                                28,           1,          28,        1,
                                1997        1996         1997      1996
NET INCOME PER COMMON SHARE-
(PRIMARY)

Net income (loss)                $2        ($133)        $9         $85

Average common shares
outstanding                  2,708          2,715       2,678      2,721


 Reported net income(loss)
per common shares              $0.00       ($0.05)      $0.00      $0.03







NET INCOME PER COMMON SHARE-
(FULL DILUTION)

Income income( loss)             $2        ($133)        $9         $85

Average common shares
outstanding                  2,708          2,715       2,678      2,721

Net loss per common share           $1      ( $133)        $9       $85
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